Exhibit 10.24
Heather Ohlberg
[Address]
[Address]

Dear Heather,

The following will outline the items regarding employment with RAMCO. A summary of the terms (while not all-inclusive) of your employment should you accept are as follows:

Position Title:        Senior Vice President - Senior Legal Counsel

Annual Base Salary:    $270,000

Start Date:        To be determined and mutually agreed upon

Annual Bonus:        Current bonus target is 50% of base comp.
    Based on the Company achieving its maximum performance targets and/or the Executive exceeding individual job performance targets. Payable in March of the following calendar year.

Long Term Incentive:    Eligible to participate in Ramco’s Long Term Incentive Plan (LTIP) as approved by the Compensation Committee. Current plan design includes an annual equity award with a target value of 45 of your base compensation. The award consists of:

1) 50% in service-base restricted stock units, five (5) year vesting.
2) 50% in performance share units. Grant is earned based on Total Shareholder Return over a three-year period and the award is immediately settled in unrestricted shares.

Benefits:        In addition to your compensation, you will be entitled to receive the fringe benefit package that is available at RAMCO. While these benefits may change from time to time this currently includes: Medical, Dental, Vision, and Prescription Drug Insurance, with a cost sharing arrangement between the employer and employee as well as Life Insurance and Disability Insurance that is 100% employer paid.

As a new hire, your eligibility date for Medical, Dental, Vision, Prescription, Life and Long-Term Disability coverage begins on the 1st of the month following 30 calendar days of employment.

401K:            Eligible to participate in the Plan the quarter following the first day of employment. Eligible for employer match if applicable for a given Plan year under the match guidelines of the 401K plan.

Employee Time Off:    Employee Time Off “ETO” begins to accrue on the first day of employment at a rate of 6.35 hours per pay period (there are 26 periods per year). As a new hire you are eligible to begin using ETO time on your 91st day of employment. A maximum of 75 hours can roll over from one year to the next.

Sick Time:        Sick time begins to accrue on the first day of employment at a rate of 1.73 hours per pay period. As a new hire you are eligible to begin using sick time on your 91st day of employment. Unused sick time does not roll over from one year to the next.

Termination without Cause or for Good Reason:
Cash severance equal to 1 times the sum of base salary plus a prorated annual bonus based on actual performance in the year of termination..

Lump sum reimbursement for COBRA/medical expense for 1 year of coverage.

Equity grants are consistent with RAMCO's existing practices and terms provided to specified senior executives.

Payment of severance benefit subject to execution of full release agreement in standard Trust form.

Change of Control:    Per the terms of the Trust's current approved Change of Control Policy eligible to Senior Vice Presidents - See the attached Exhibit 10.1

Revocation:    RAMCO is an At Will Employer. However, in the event that Ramco rescinds this offer before the agreed upon start date, a cash payment in the amount of $125,000 will be made to you.

This offer letter is be binding upon the Company and its successors.

We look forward to hearing from you and are excisted to offer this opportunity to you.

Sincerely,

Brian Harper
Chief Executive Officer
RAMCO Properties

I accept the offer as outliend above.

Name:        /s/ HEATHER OHLBERG
        Heather Ohlberg
        October 5, 2018